Press Release	Source: EnerJex Resources, Inc.

EnerJex Resources, Inc. Completes $2.7 Million Second Closing of Private Placement

Wednesday June 27, 3:26 pm ET

Net Proceeds to be used to develop various oil and gas properties in Eastern Kansas and for general corporate purposes

OVERLAND PARK, Kan., June 27 /PRNewswire-FirstCall/ -- EnerJex Resources, Inc. (OTC Bulletin Board: EJXR - News; "EnerJex") today announced the completion of the remaining $2.7 million private placement of Senior Secured Debentures (the Debentures) issued by Midwest Energy, Inc. (Midwest), the wholly owned operating subsidiary of EnerJex.

In accordance with the terms of the Debentures, EnerJex received $2,650,358 million (after expenses and placement fees) at closing. The proceeds from the placement will be used for the development of oil and natural gas assets and for general corporate purposes.

The Debentures have a term of three years, carry an interest rate of 10%, and are secured by all of Midwest's and EnerJex's assets. In addition, the Lenders will be issued 2.7 million shares of EnerJex's common stock. The Debentures contain certain covenants, including a covenant requiring Midwest to meet certain average daily bpd at various future dates. The Debentures can be prepaid at any time at 100% of the principal amount. C. K. Cooper & Company served as placement agent for the debentures and continues to provide support in the company's growth strategy.

Steve Cochennet, EnerJex's Chairman and CEO, noted, "This additional investment will allow us to continue our current pace of drilling. We are beginning to see initial results and remain excited about the continued opportunities."

The debentures and common stock have not been registered under the Securities Act of 1933, or any state securities laws, and were sold in a private transaction. These securities may not be re-offered or resold in the United States unless the re-offer or resale is registered or unless exceptions from the registration requirements of the Securities Act of 1933 and applicable state laws are available. This press release does not constitute an offer to sell or the solicitation of an offer to purchase securities in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Operational Update:

Black Oaks Project

EnerJex (the "Company") finished drilling its twelfth well, bringing the total new well inventory to seven water injection wells and five producing wells. Two of the new producing wells have been put on line. It is anticipated that EnerJex will drill a minimum of five additional enhanced recovery wells and twenty-five additional producing wells for this project in the next twelve months.

The Company has nine applications for water injection wells waiting for approval by the KCC UIC department. The Company in conjunction with Hass Petroleum has completed the water plant and laid injection lines and is ready to proceed with water injection, once necessary approval is received.

Thoren Project

The Company finished drilling its twelfth new well which includes five enhanced recovery wells and seven producing wells. Projections are to bring the seven producers on-line by July 15. Plans include adding an additional three enhanced recovery wells and six producing wells.

Design approvals have been filed with the KCC for the first four water injectors. The company expects necessary approval in 30 - 45 days.

Iola Project

EnerJex has re-completed the Wilson 1-25 in the Summit/Mulky and the Kramer 2-25 in the Weir. Due to weather issues the company has not commenced operations on the Kramer well; however the Wilson well has been operational for several days. We are waiting to bring this well on line.

Total production all projects:
63 barrels per day equivalent

About EnerJex Resources, Inc.

EnerJex is an oil and gas exploration and development company focused on the aggregation and enhancement of oil and natural gas properties, primarily in the mid continent.

Forward-Looking Statement

The statements in this press release regarding the debt financing, operational efficiencies, actual and anticipated market conditions, any implied or perceived benefits from the financing and/or EnerJex's or Midwest's assets, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to: the continued production of gas at historical rates; costs of operations; delays, and any other difficulties related to producing minerals such as oil or gas; continued maintenance of the oil field and properties located on the Black Oaks property; price of oil or gas; marketing and sales of produced minerals; risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements EnerJex makes in this news release include market conditions and those factors set forth in reports or documents EnerJex files from time to time with the SEC. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

A copy of the second closing debentures were filed as exhibits to a Form 8-K, which was filed with the SEC on June 25, 2007, and which is available through the SEC's website (http://www.sec.gov).

Source: EnerJex Resources, Inc.